MEDIDATA SOLUTIONS, INC.
RESTRICTED STOCK AGREEMENT
AGREEMENT made as of the [DAY] day of [MONTH], [YEAR], by and between MEDIDATA SOLUTIONS, INC. (the “Company”), and [PARTICIPANT] (the “Participant”).
1.Award. In accordance with the Medidata Solutions, Inc. 2017 Long-Term Incentive Plan (the “Plan”), the Company has made a restricted stock award to the Participant for [###] shares of the Company’s common stock (the “Shares”). Capitalized terms that are used but not defined in this Agreement shall have the meanings ascribed to them by the Plan.
2.    Vesting of Shares. Except as otherwise provided herein or the Plan, the Shares will become vested over a four-year period, twenty-five percent (25%) on [ONE YEAR FROM EFFECTIVE DATE] and each of the next three annual anniversaries thereof, subject to the Participant’s continuous employment or other service with the Company or a Subsidiary on the applicable vesting date.
3.    Termination of Employment.
(a)    General. Except as provided in (b) below, unless the Committee, acting in its sole and absolute discretion, determines otherwise, upon the termination of the Participant’s employment and other service with the Company and its Subsidiaries (“Termination of Employment”), the Participant will forfeit all right, title and interest in the unvested Shares. If unvested Shares are forfeited, any certificate or book entry for such Shares will be automatically canceled on the books and records of the Company without further action by the Participant.
(b)    Death or Disability. If the Participant’s employment terminates because of the Participant’s death or if the Company terminates the Participant’s employment by reason of “disability” (as defined below), any unvested Shares then held by the Participant will become fully vested and the restrictions thereon shall lapse as of the date of such termination of employment. For the purpose of this Agreement, the term “disability” shall have the same definition ascribed to that term in the Company's then-current employee handbook, or in the absence of such a definition in the then-current employee handbook, the term “disability” shall mean a Participant's inability, due to mental or physical incapacity, to substantially perform the duties of the Participant's employment for 180 consecutive days, provided such incapacity is determined to be total and permanent by a physician selected by Company or its insurers who is reasonably acceptable to the Participant or the Participant's legal representative.
4.    Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Shares, and unvested Shares shall not be subject to execution, attachment or similar process. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause unvested Shares to be transferred or assigned in any manner and for any purpose not permitted hereunder or under the Plan shall be null and void and without effect upon the Company, the Participant or any other person.

5.    Dividends and Voting Rights. No dividends will be payable on unvested Shares; however, the Participant will be credited with dividend equivalents in the form of cash or Shares in an amount or having a value equal to the amount or value of the dividends that would have been paid on the unvested Shares if they were vested. The dividend equivalents, if any, will be credited to a bookkeeping account in the name of the Participant. The “dividend equivalent” amounts will be subject to the same vesting, forfeiture and other terms and conditions applicable to the corresponding unvested Shares. Dividend equivalent amounts credited with respect to unvested Shares that become vested will be payable to the Participant within 60 days after the date the corresponding unvested Shares become vested. The Participant will be entitled to exercise voting rights with respect to the unvested Shares.
6.    Issuance of Shares; Removal of Restrictions and Conditions. The Participant is the record owner of the Shares on the Company’s books, subject to the restrictions and conditions set forth in this Agreement. By executing this Agreement, the Participant expressly authorizes the Company to cancel, reacquire, retire or retain, at its election, any unvested Shares if and when they are forfeited in accordance with this Agreement. The Participant will execute and deliver such other documents and take such other actions, if any, as the Company may reasonably request in order to evidence such action with respect to any unvested Shares that are forfeited. If, as and when Shares become vested, and subject to the satisfaction of applicable withholding and other legal requirements, the vested Shares will no longer be subject to the transfer restrictions and other conditions contained in this Agreement and the Company’s books and, as applicable, stock certificates representing the Shares will be updated accordingly.
7.    Withholding. Notwithstanding anything to the contrary contained herein, the vesting of Shares covered by this Agreement shall be subject to and conditioned upon the satisfaction by the Participant of applicable tax withholding obligations. The Committee, acting in its sole discretion in accordance with the Plan, may require or permit the Participant to satisfy such tax withholding obligations (in whole or in part) by or through (a) the payment of cash by the Participant, (b) the Company’s withholding cash or Shares that would otherwise be paid or released pursuant to this Agreement, (c) the transfer to the Company of other Shares owned by the Participant, (d) a broker-assisted cashless exercise arrangement that complies with applicable law, and/or (e) by such other means as the Committee may determine, including, without limitation, withholding from regular and/or incentive cash compensation that may otherwise be or become payable to the Participant. Unless the Committee determines otherwise or the Participant elects to satisfy the tax withholding obligation by an alternative means, Participant's acceptance of this Agreement constitutes Participant's instruction and authorization to the Company to withhold on the Participant's behalf the number of Shares from those Shares issuable to the Participant at the time when the award becomes vested as the Company determines to be sufficient to satisfy the tax withholding obligation.
8.    Provisions of the Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority and responsibility under the Plan. The Participant acknowledges receipt of a copy of the Plan prior to execution of this Agreement. The applicable provisions of the Plan shall govern in any situation where this Agreement is silent or where the applicable provisions of this Agreement are contrary to or not reconcilable with such Plan provisions.
9.    No Employment Rights. Nothing contained herein or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment or other service with the Company or a Subsidiary or interfere in any way with the right of the Company and its Subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the Participant’s compensation and any other terms and conditions of the Participant’s employment or other service.
10.    Committee Authority. The Committee under the Plan shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion and such exercise shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.
11.    Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company, the Participant and any beneficiary of the Participant.
12.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended, except as provided in the Plan, other than by a written instrument executed by the parties hereto.
13.    Governing Law. All rights and obligations under this Agreement and the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEDIDATA SOLUTIONS, INC.

By: ___________________________ Michael I. Otner EVP, General Counsel & Secretary	___________________________ Participant

This Agreement may be signed electronically using a service agreeable to Medidata, and in such cases electronic signatures will be affixed on the Agreement.

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